UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 14, 2008

Collexis Holdings, Inc. (Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation)
001-33495 (Commission File Number)	20-0987069 (IRS Employer Identification No.)
1201 Main Street, Suite 980, Columbia, SC (Address of principal executive offices)	29201 (Zip Code)
(803) 727-1113 (Registrant’s telephone number, including area code)
n/a (Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

On August 14, 2008, Collexis Holdings, Inc., the registrant, entered into a letter agreement with Booz & Company Inc. whereby Booz & Company will provide consulting services to assist us in our business development planning. The contracted fees for such services are $354,000, plus engagement related expenses. We expect the engagement to take approximately six weeks. Under the letter agreement, we are required to pay 35% of the estimated total at the initiation of the project and the remaining 65% at its conclusion.

Item 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d)     On August 18, 2008, our Board of Directors elected Dr. Andrew Sorensen to serve as a director of Collexis Holdings, Inc., filling the vacancy that resulted from Peter van Praag’s previous resignation. Dr. Sorensen will hold office during the remainder of Mr. van Praag’s term of office, which will expire at the next election of directors at our annual meeting of stockholders or until Dr. Sorensen’s successor is elected and qualified, or until Dr. Sorensen resigns or is removed.

     Dr. Sorensen, 70 years old, retired in July 2008 as the President of the University of South Carolina, a position he held since 2002. Dr. Sorensen continues to serve as a professor at the University of South Carolina School of Medicine. Prior to coming to the University of South Carolina, he served as the President of the University of Alabama from 1996 until 2002. Dr. Sorensen currently serves on the National Institutes of Health National Science Advisory Board for Biosecurity and the Bioterrorism Advisory Committee of the State of South Carolina.

There is no arrangement or understanding between Dr. Sorensen and any other person pursuant to which he was elected as a director.  In connection with his service, Dr. Sorensen will receive the company’s standard director compensation of $1,500 per meeting. He does not have any other material arrangements or transactions with related persons required to be disclosed pursuant to Item 404(a) of Regulation S-K. The board committee or committees on which Dr. Sorensen may be asked to serve have not been determined as of the date of this filing.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                            COLLEXIS HOLDINGS, INC.

Dated: August 20, 2008	By: /s/ Mark Murphy
Mark Murphy
Chief Financial Officer

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